Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway - Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release

Investors Contact:	Media Contact:
Tamar Gerber	Jim Maxwell
Vice President, Investor Relations	Manager, Public Relations
646.348.6706	402- 390-8906

FOR IMMEDIATE RELEASE

ACI Worldwide, Inc. Announces CFO Resignation; Behrens to be appointed principal financial officer

(NEW YORK — February 15, 2008) —   ACI Worldwide, Inc. (NASDAQ: ACIW) today announced that Henry C. Lyons, Chief Financial Officer, has resigned effective March 1, 2008, to pursue another opportunity.  Effective February 29th, Scott Behrens, Chief Accounting Officer, will lead the accounting, reporting, tax, contracting and financial systems functions and also serve as our principal financial officer. Behrens has been with the Company since June 2007.  Craig Maki, Senior Vice President of Corporate Development and Treasurer, will oversee our Financial Planning and Analysis and Investor Relations functions.

“I would like to thank Henry for the leadership he has provided during his tenure.  I would also like to express my confidence in Craig, Scott and the rest of the finance team.  The finance function is in good hands” Heasley stated.

About ACI Worldwide, Inc.

Every second of every day, ACI Worldwide solutions are at work processing electronic payments, managing risk, automating back office systems and providing application infrastructure services.   ACI is a leading international provider of solutions for banking, retail and cross-industry systems.  ACI serves more than 800 customers in 86 countries including many of the world’s largest financial institutions, retailers and payment processors.  Visit ACI Worldwide at www.aciworldwide.com.

-end-